Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) dated February, 17, 2022 (the “Effective Date”), is between and among Artemis Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, having an office for the transaction of business at 8 East 16th Street, Suite 307, New York, NY 10003 (“Purchaser”), MANUKA Ltd., a limited liability company organized under the laws of the State of Israel, having an office for the transaction of business at 19 Haim Barlev Street, Ramat Gan, 5265368, Israel (“MANUKA” or “Company”), and the shareholders of MANUKA listed on the signature page and Exhibit A attached hereto, constituting all of the security holders of MANUKA (collectively, the “Shareholders” and individually a “Shareholder”), each having an address set forth on Exhibit A hereto.

WHEREAS, MANUKA is a private company organized under the laws of the State of Israel, and is operating in the field of selling and marketing of manuka honey and cosmetic products that include manuka honey;

WHEREAS, the Shareholders own all of the issued and outstanding Ordinary Shares (as hereinafter defined) of MANUKA, immediately prior to the Closing (as defined below);

WHEREAS, Purchaser, is a company incorporated under the laws of the State of Delaware;

WHEREAS, subject to and in accordance with the terms herein, including the consummation of all Closing Conditions set forth under Section 7, the Parties desire to carry out the transactions contemplated hereunder, according to which, subject to the following being an exempt transaction pursuant to Section 103K of the Israeli Tax Ordinance, the Shareholders shall transfer all of the Ordinary Shares held by them to Purchaser, in consideration of such number of Purchaser's Offered Shares (as defined below) issued to the Shareholders at the Closing, in such number determined on the basis of the mechanics prescribed hereunder, thus resulting in MANUKA becoming a wholly-owned subsidiary of Purchaser, immediately following the Closing (collectively: the “Transaction”),

WHEREAS, the Board of Directors of MANUKA has determined that this Agreement, the Transaction, and the other transactions contemplated by this Agreement are fair to, and in the best interests of, MANUKA and the Shareholders;

WHEREAS, the board of directors of Purchaser has determined that the Transaction and the other transactions herein contemplated and this Agreement is fair to and in the best interests of Purchaser and to its respective shareholders, and has approved this Agreement in accordance with the provisions of applicable Law and approved the Transactions contemplated by this Agreement;

WHEREAS, the Parties intend that the Transaction shall qualify as one transaction which is a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or such other tax free reorganization or restructuring provisions as may be available under the Code, including Section 351; and also an exempt transaction pursuant to Section 103K of the Israeli Tax Ordinance and subject to the ITA approval under the Tax Ruling.

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, the Parties agree, as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1.	In this Agreement:

 “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity;

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise;

“Purchaser’s Common Stock” means the common stock, $0.01 par value per share, of the Purchaser;

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the United States. are authorized or required by Law to be closed for business;

“Closing” means the closing of all Transactions contemplated under this Agreement, including without limitations, the transfer of the Transferred Shares in accordance with the terms and the issuance of the Offered Shares; all, subject to the conditions of this Agreement;

“Closing Certificate” means the respective Closing Certificate of the corresponding Party under Section 7 hereto.

“Closing Date” means the first Business Day following the satisfaction of the closing conditions described in Section 7 herein or as otherwise specified as conditions precedent under this Agreement, or such other date as the Parties shall mutually agree upon in writing;

“Code” means the Internal Revenue Code of 1986, as amended;

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures;

 “Drop Dead Date” means three (3) months of the Effective Date

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Free and Clear” means, as applicable: free and clear of any pre-emptive or similar right of or for any third party, and from any mortgage, lien, and/or any other encumbrances.

“Fully Diluted” means the issued and outstanding share capital of the Purchaser or MANUKA, as the case may be, assuming the conversion of all options, warrants and/or any other convertibles into the securities of the respective Party, and including all obligations to grant any equity interest in the Purchaser or MANUKA (as applicable).

“Governmental Entity” means any applicable Israeli or United States federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction;

“Governmental Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity;

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not;

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to any Income Tax, including any schedule or attachment thereto, and including any amendment thereof;

“Intellectual Property Rights” means the entire right, title and interest in and to all proprietary rights of every kind and nature however denominated, throughout the world, including: (i) patents, whether in the form of utility patents or design patents and all pending applications, provisional or otherwise, for such patents; (ii) trademarks, trade names, domain names, service marks, designs, logos, trade dress, and trade styles, whether or not registered, and all pending applications for registration of the same; (iii) copyrights, whether or not registered, and all pending applications for registration of the same; (iv) inventions, research records, trade secrets, confidential information, know-how, domain names, mask works, product designs, engineering specifications and drawings, technical information, formulae, customer lists, supplier lists and market analysis; and (v) formulae, processes, developments, results, processes and other applicable know-how;

“Intellectual Property Agreements” means Contracts (including any right to receive or obligation to pay royalties or any other consideration), (A) pursuant to which a third party has licensed or granted any right to MANUKA in any Intellectual Property Right to which MANUKA is a party, beneficiary or otherwise bound, excluding (i) licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms and other licenses that are generally available to any requesting party on standard terms with nondiscriminatory pricing (“Off the shelf software”), (ii) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice, and (iii) employment agreement entered into in the ordinary course of business consistent with past practice; and (B) pursuant to which MANUKA has granted or provided any third party any rights or licenses to any Intellectual Property assets (including rights to use, distribute or resell any Intellectual Property assets) or has agreed to or is required to provide or perform any services related to any Intellectual Property assets, excluding (i) non-disclosure or evaluation Contracts entered into in the ordinary course of business consistent with past practice, and (ii) Contracts for the sale, license, support or service of Intellectual Property assets in the ordinary course of business consistent with past practice pursuant to its standard customer Contract;

“Law” means any Israeli and/or U.S. statute, law, ordinance, regulation, rule, code, or executive order;

“Liability” or “Liabilities” mean any and all monetary debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability);

“Lien” means any right which (a) shall entitle any Person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which the Purchaser, MANUKA or any Shareholder is a party by reason of the occurrence of (i) a violation, breach or default thereunder by the Purchaser, MANUKA or any Shareholder, as the case may be; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such Person to accelerate the performance of any obligations or the payment of any sums owed by the Purchaser, MANUKA, or any Shareholder, as the case may be, under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, “tag” or “drag” along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of the Purchaser, MANUKA, or any Shareholder;

“MANUKA Assets” means the intangible assets of MANUKA as of the Closing, including its Intellectual Property Rights;

“MANUKA Balance Sheet Date” means balance sheet dated December 31, 2020;

“MANUKA Financial Statements” shall mean audited financial statements of MANUKA for the fiscal year ended December 31, 2020 prepared in accordance with U.S. GAAP and audited by a reputable PCAOB Auditing Firm, and interim financial statements for the period ended September 30, 2021 reviewed by a reputable PCAOB Auditing Firm;

“MANUKA Special Representations” shall mean the representations and warranties of MANUKA set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforcement), Section 3.3 (Share Capital and Ownership of Ordinary Shares), Section 3.10 (Intellectual Property) and Section 3.15 (Taxes);

“Material Adverse Effect” means any continued and remedied effect or change that is materially adverse to the business, assets, condition (financial or otherwise), operating results, or operations of Purchaser, MANUKA or any Shareholder, as the case may be, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby.

 “Offered Shares” as defined under Section 2.1 herein.

“Ordinance” means the Israeli Income Tax Ordinance, 1961, as amended, and the rules and regulations promulgated thereunder;

“Ordinary Shares” means ordinary shares of MANUKA with par value NIS 0.01 each;

“Parties” means collectively, the Purchaser, MANUKA and the Shareholders;

“Party” means the Purchaser, MANUKA or any Shareholder, individually;

“PCAOB Auditing Firm” means an accounting firm registered with the Public Company Accounting Oversight Board.

 “Person” means a natural person, company, corporation, partnership, association, trust or organization;

“Purchaser Special Representations” shall mean the representations and warranties of Purchaser set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforcement), Section 5.3 (No Conflicts or Defaults), Section 5.4 (Consents and Approvals), Section 3.3 (Share Capital and Interested Parties' Transactions), Section 5.6 (Actions Pending),  and Section 5.7 (Listing on the Trading Market and Compliance with Securities Laws) and 5.8 (Liabilities, Debts and Obligations);

“Representative” means, with respect to any Person, any and all directors, officers, shareholders, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person;

“Securities Act” means the Securities Act of 1933, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act, and the regulations promulgated thereunder, each as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Purchaser was required by law or regulation to file such material).

“Tax” or “Taxes” means any Israel and/or US federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

“Taxation Authority” means any Israeli or US federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable Law to assess and collect Taxes;

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

“Trading Day” means a day on which OTC is open for trading

“Transaction Documents” means this Agreement, the MANUKA Disclosure Schedules (as defined below), the Purchaser Disclosure Schedules (as defined below) and the other agreements, instruments and documents required to be delivered at the Closing; and,

“Transferred Shares” means such number of MANUKA’s Ordinary Shares, as held by the Shareholders, reflecting at the time of the Closing, all of the issued and outstanding share capital of MANUKA on a Fully Diluted basis.

1.2.	Interpretation.

1.2.1.          As used in this Agreement, unless the context clearly indicates otherwise:

(a)          words used in the singular include the plural and words in the plural include the singular;

(b)          reference to any Person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)          reference to any gender includes the other gender;

(d)          whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or “but not limited to” or words of similar import;

(e)          reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g)          reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(h)          relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(i)          the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

1.2.2.          This Agreement was negotiated by the Parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall apply to any construction or interpretation hereof.  This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions hereof and the consequences thereof.

1.3.          It is agreed that all the Schedules shall be attached hereto until the Closing Date.

2.          THE TRANSACTION; CLOSING.

2.1.          Transfer of Transferred Shares and issuance of Offered Shares. On the Closing Date, and subject to the Closing Conditions specified in Section 7 herein, each share of the Company’s share capital issued outstanding immediately prior to the Closing shall be surrendered and transferred in return of such number of Purchaser’s Common Stock as set forth on Exhibit A (the “Offered Shares”), such that the Shareholders shall hold, immediately following the Closing eighty-nine percent (89%) of the Purchaser’s issued and outstanding share capital on a Fully Diluted basis at the Closing (the “Exchange Ratio”), which shall be issued to the respective Shareholders, pursuant to the consideration allocation certificate attached hereto as Schedule 2.1, on a pro rata basis. No additional consideration, other than as provided in this section, shall be delivered for the Transaction, by the Purchaser, or by any other person, whether directly or indirectly, in accordance with section 103 of the Ordinance.

2.2.          Closing. The Closing shall take place on the Closing Date, subject to the satisfaction of all Closing Conditions described in Section 7, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of those conditions (if permitted hereunder) at the Closing), or at such other place, and on such other date and/or time, as the Parties may agree in writing) at the offices of Sullivan & Worcester Tel-Aviv (Har-Even & Co.). All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.          REPRESENTATIONS AND WARRANTIES OF MANUKA.

Except as otherwise set forth in the disclosure schedule, attached hereto as Schedule 3 (the “MANUKA Disclosure Schedules”), MANUKA hereby make the following representations and warranties to Purchaser as of the date hereof, which shall continue to be in force as of the Closing Date (subject to applicable bring-downs).  It being understood and hereby agreed that the information set forth in each section and subsection of the MANUKA Disclosure Schedules shall qualify (i) the representations or warranties made in the corresponding section or subsections of this Section 3, including by way of cross-reference, and (ii) any other representations and warranties set forth in this Section 3, if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other representations and warranties.  The MANUKA Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

3.1.          Organization and Good Standing.  MANUKA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Israel, with full power and authority to conduct its business as presently conducted.  MANUKA is in good standing in each jurisdiction in which its properties are currently owned, leased or operated, or where its business is currently conducted that requires such qualification (if and to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), except where the failure to so qualify or in good standing would not have a Material Adverse Effect. Attached as Schedule 3.1 of the MANUKA Disclosure Schedules are MANUKA’s Articles of Association and bylaws ("MANUKA’s  Organizational Documents").

3.2.          Authority and Enforcement.  MANUKA has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  MANUKA has taken all actions necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes (or will constitute) the valid and binding obligation of MANUKA, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratoria or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

3.3.          Share Capital and Ownership of Ordinary Shares.  The Shareholders are the sole owners of all issued and outstanding Ordinary Shares in MANUKA in the amounts set forth on Exhibit A, which such shares represent all of the issued and outstanding Ordinary Shares of MANUKA.  MANUKA's authorized share capital is as specified in Schedule 3.3 of the MANUKA Disclosure Schedules. The issued and outstanding Ordinary Shares have been duly authorized, are duly and validly issued, fully paid, and non-assessable, and are free of any Lien, encumbrance or restrictions on transfer other than as set forth in Schedule 3.3 of the MANUKA Disclosure Schedules. There is no right in any of MANUKA's Ordinary Shares to third parties, including employees, directors, officers or service providers, and/or any bonds, loans, convertible loans, options or other liabilities of any kind, which gives the right to purchase Ordinary Shares of MANUKA.

3.4.          Transferred Securities. All Transferred Shares transferred to Purchaser at the Closing, shall be on a “Free and Clear” basis.

3.5.          No Conflicts or Defaults.  The execution and performance by MANUKA of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the MANUKA's Organizational Documents, (b) conflict with or violate any Law applicable to MANUKA, or by which either MANUKA, or its properties or assets, including all of the MANUKA Assets, may be bound or affected, or (c) result in a violation or breach of or constitute a default under, any contract, agreement or arrangement, including without limitation, any Intellectual Property Agreement, to which MANUKA is a party, or the creation of Liens on any of the property, assets or Intellectual Property Rights of MANUKA, except in the case of each of the foregoing clauses, where such conflicts, breaches, defaults, violations, terminations or changes in rights or obligations would not have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by MANUKA in connection with the execution of this Agreement or the consummation by it of the transactions contemplated hereby, except for consents from, or filings with, the Israel Companies Registrar, which will be made following the Closing, and such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect or would not prevent, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

3.6.          Consents of Third Parties.  Except as set forth in Schedule 3.6 of the MANUKA Disclosure Schedules, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by MANUKA does not require the consent of any Person.

3.7.          Actions Pending.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MANUKA, threatened against MANUKA, which questions the validity of this Agreement or the transactions contemplated hereby or any action taken pursuant hereto or thereto.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MANUKA, threatened against MANUKA.  There are no outstanding or pending Government Orders against MANUKA.

3.8.          MANUKA Financial Statements. The MANUKA Financial Statements present fairly in all material respects the financial condition of MANUKA as of December 31, 2020 and December 31, 2021 (it is clarified that the interim financial statements for the period ended September 30, 2021 have not been audited by the auditor of MANUKA), respectively, and are attached in Schedule 3.8. To the knowledge of the MANUKA, since December 31, 2020 and December 31, 2021, no fact or condition exists that has not been disclosed to Purchaser that has had or could reasonably be expected to have a Material Adverse Effect to MANUKA.

3.9.          No Other Actions.  Since the MANUKA Balance Sheet Date, other than as prescribed in the MANUKA Disclosure Schedules, MANUKA has (i) operated its business and conducted its affairs only in the usual and ordinary course consistent with past practices, (ii) did not make any distributions or paid any dividends to any Shareholder or made bonus payments to the MANUKA employees other than in the ordinary course of MANUKA’s businesses or consistent with past practices; or (iii) not increased any MANUKA's employees or consultants compensation, other than a regularly scheduled increase or in the ordinary course of MANUKA’s business.

3.10.          Intellectual Property.

(a)          MANUKA owns or has the right to use all MANUKA Assets and all Intellectual Property Rights therein for all purposes necessary or useful to MANUKA’s business as presently conducted and for the purpose of launching MANUKA’s products line. None of the MANUKA Assets nor the Intellectual Property Rights therein is owned by any other Person.  MANUKA exclusively owns all MANUKA Assets, including all Company Intellectual Property Rights that are owned or purported to be owned by MANUKA free and clear of all Liens.

(b)          Schedule 3.10(b)0 of the MANUKA Disclosure Schedules contains a list of all MANUKA Assets and Intellectual Property Rights. Except as disclosed by Schedule 3.10(b) of the MANUKA Disclosure Schedules: (A) MANUKA has used commercially reasonable efforts to maintain and protect all MANUKA Assets with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the Intellectual Property Rights contained therein or relating thereto, and none of the source code of any Proprietary Software has been published, disclosed or delivered to any Person by the Company (other than those subcontractors listed on Section 3.15(a)(ii) of the Disclosure Schedule) or by any employee, consultant, contractor or agent of the Company; (B) no licenses or rights (including contingent rights) have been granted by MANUKA, or any of its Affiliates, to any Person to access, use or distribute any MANUKA Assets; (C) MANUKA has complete and exclusive right, title and interest in and to all MANUKA Assets; (D) MANUKA has developed the MANUKA Assets through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons who may claim ownership interests in the MANUKA Assets or any portion thereof; and (F) there are no Contracts in effect with respect to the marketing, distribution or licensing of the MANUKA Assets by any other Person.

(c)          Schedule 3.10(c) of the MANUKA Disclosure Schedules lists all Intellectual Property Agreements to which MANUKA is a party. Each Intellectual Property Agreement is valid and binding on MANUKA in accordance with its terms and is in full force and effect, except as such validity may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles. MANUKA is not in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a material default by MANUKA under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder.

(d)          Schedule 3.10(d) of the MANUKA Disclosure Schedules identifies all patents, patent applications, registered trademarks and registered copyrights, outstanding applications for trademark and copyright registrations, domain names, registered design rights and other forms of registered Intellectual Property Rights and applications therefor owned by or exclusively licensed to MANUKA (collectively, the “Company Registrations”).  All current Company Registrations have been duly maintained (including the payment of fees) and have not expired, cancelled or abandoned.  Schedule 3.10(d) of the MANUKA Disclosure Schedules also identifies each trade name, each unregistered trademark, service mark, or trade dress owned or exclusively licensed by MANUKA that, in each case, is material to the business of MANUKA.

(e)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or, to the knowledge of MANUKA, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by MANUKA in connection with its business; (ii) challenging the validity, enforceability, register ability or ownership of any Intellectual Property of MANUKA or MANUKA's rights with respect to any Intellectual Property; or (iii) by MANUKA or, to the knowledge of MANUKA, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property of MANUKA. MANUKA is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property of MANUKA.

(f)          Except as set forth in Schedule 3.10(f) of the MANUKA Disclosure Schedule, MANUKA has maintained commercially reasonable practices designed to ensure the protection of the confidentiality of the MANUKA’s confidential information and trade secrets and has required any employee, consultant or third party with access, or to whom it has disclosed its confidential information, to execute contracts requiring them to maintain the confidentiality of such information and use such information only in accordance with such contracts.  All employees and consultants of MANUKA who (i) in the normal course of their duties are involved in the development of any Intellectual Property Rights that are incorporated in any MANUKA Assets or (ii) have in fact created Intellectual Property Rights that is incorporated in any MANUKA Assets, have executed contracts that irrevocably assign to MANUKA on a worldwide royalty-free basis all of such Persons’ respective rights, including Intellectual Property Rights relating to such MANUKA Assets.  No employee or consultant is in violation of any term of any such agreement, including any patent disclosure agreement or other employment contract or any other contract or agreement relating to the relationship of any such employee or consultant with MANUKA.  Except as set forth in Schedule 3.10(f) of the MANUKA Disclosure Schedule, all authors of any works of authorship in MANUKA Assets have waived their moral rights and have agreed to a covenant not to assert their moral rights.

3.11.          Books and Records.  The books, records and documents of MANUKA accurately reflect in all material respects all meetings of directors and shareholders or actions by written consent of directors and shareholders, since the time of incorporation of MANUKA, through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

3.12.          Contracts.  Schedule 3.12 of the MANUKA Disclosure Schedules identifies all material Contracts to which MANUKA is a party.

3.13.          Compliance with Laws.  Other than as set forth under Schedule 3.13 of the MANUKA Disclosure Schedules, MANUKA currently has all permits which are required for the operation of its business, other than those the failure of which to possess would not have a Material Adverse Effect on MANUKA.

3.14.          Employees.  Except as set forth on Schedule 3.14(a) of the MANUKA Disclosure Schedules, MANUKA does not have any “employee benefit plans” including, but not limited to, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by MANUKA, other than the offer letters, consulting agreements, employment contracts, medical, dental, vision, disability, life insurance and or vacation benefits.  Except as set forth in Schedule 3.14(b) of the MANUKA Disclosure Schedules, MANUKA is not liable for any unpaid wages, bonuses, or commissions (other than those not yet due) or any Tax, penalty, assessment, or forfeiture for failure to timely pay any of the foregoing.

3.15.          Taxes. Except as set forth on Schedule 3.15 of the MANUKA Disclosure Schedules, all material Income Tax Returns of MANUKA required to be filed with respect to its business have been timely filed (taking into account valid extensions), all such Income Tax Returns are complete and correct in all material respects, and MANUKA has paid on a timely basis all Income Taxes that were due and payable as reflected on such Income Tax Returns.  MANUKA has not waived any statute of limitations in respect of Income Taxes in connection with its business or agreed to any extension of time with respect to an Income Tax assessment or deficiency in connection with its business.

3.16.          No Finder’s Fee. MANUKA has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

3.17.          Actions Pending.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MANUKA, threatened against MANUKA, which questions the validity of this Agreement or the transactions contemplated hereby or any action taken pursuant hereto or thereto.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of MANUKA, threatened against MANUKA.  To the knowledge of MANUKA, there are no outstanding or pending Government Orders against MANUKA.

3.18.          Disclosure.  The representations, warranties and acknowledgments of MANUKA set forth herein are true, complete and accurate in all material respects and do not omit any fact necessary to make such representations, warranties and acknowledgments not misleading.

4.          REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

Each Shareholder hereby severally and not jointly warrants and represents to Purchaser with respect to himself, as of the date of this Agreement, as follows:

4.1.          Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by the Shareholder prior to or at the Closing, the performance of the Shareholder’s obligations hereunder and thereunder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Shareholder, and no other proceedings on the part of the Shareholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by the Shareholder, and, assuming this Agreement has been duly executed by MANUKA, the other Shareholders and the Purchaser, this Agreement constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2.          Ownership of Ordinary Shares.  The Shareholder is the sole record owner of the number of Ordinary Shares set forth opposite his name on Exhibit A hereto, which Ordinary Shares are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.  There are no outstanding subscriptions, rights, options, warrants or other agreements obligating the Shareholder to sell or transfer to any third person any of the Ordinary Shares owned by the Shareholder, or any interest therein (except pursuant to this Agreement).  The Shareholder has the full power and authority to exchange, transfer and deliver the Ordinary Shares owned by them to the Purchaser.

4.3.          Consents and Approvals. The execution and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with or violate any Law applicable to the Shareholder, by which the Shareholder or his respective Transferred Shares be bound or affected, No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by the Shareholder in connection with the execution of this Agreement by the Shareholder or the consummation by him of the transactions contemplated hereby, except for consents or filings MANUKA is required to make with the Israel Companies Registrar.

4.4.          Non-Registration. The Shareholder understands that the Offered Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. Other than as stated in the Transaction Documents, the Shareholder understands that it has no right to cause or otherwise request that the Offered Shares be registered for resale under the United States or individual state securities laws, and may have to hold the Offered Shares for an indefinite period.

Restricted Securities

4.5.          The Shareholder understands that the Offered Shares that it will acquire is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Offered Shares would be acquired in a transaction not involving a public offering. The issuance of the Offered Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering, and, in reliance on Regulation S of the SEC, as may be applicable. The Shareholder further acknowledges that if the Offered Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Offered Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholders represents that it is familiar with Rule 144 under the Securities Act (“Rule 144”) promulgated under the Securities Act, as presently in effect,

4.6.          No offer to enter into this Agreement has been made by the Purchaser to the Shareholder in the United States. Neither the Shareholder nor any of its respective affiliates or any persons acting on its behalf or on behalf of any affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the Offered Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the Offered Shares are being acquired for investment purposes by the Shareholder. The Shareholder agrees that all offers and sales of the Offered Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholder or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

4.7.          Each Shareholder acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the Purchaser’s Common Stock issuable hereunder. Each Shareholder understands that there is no assurance of any economic benefit which may arise in favor of Shareholder, and each Shareholder further acknowledges that it may incur material financial losses in entering into the transactions contemplated hereunder. Such Shareholder is able to bear the economic risk of an investment in the Purchaser’s Common Stock and, at the present time, is able to afford a complete loss of such investment. Such Shareholder acknowledges that as of the date hereof, the Purchaser has limited financial resources, and thus an investment in the Purchaser’s Common Stock is subject to significant risk.

4.8.          Each Shareholder is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that a Shareholder is a non U.S. Person, such Shareholder (x) is not receiving the Purchaser’s Common Stock for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Purchaser’s Common Stock, in the United States  and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

4.9.          Such Shareholder acknowledges that it has had the opportunity to review the ancillary agreements relating to this Agreement (including all exhibits and schedules thereto) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Purchaser any concerning the terms and conditions of the offering of the Purchaser’s Common Stock and the merits and risks of investing in the Purchaser’s Common Stock; (ii) access to information about the Purchaser and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.10.          Shareholder understands and acknowledges that Purchaser’s Common Stock or any part hereof may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Purchaser’s Common Stock, other than pursuant to an effective registration statement or Rule 144, to an affiliate (as such term is defined in Rule 144) of such Shareholder or in connection with a pledge, the Purchaser may require the transferor thereof to provide to the Purchaser an opinion of counsel to such Shareholder, to the effect that such transfer does not require registration of such transferred Purchaser’s Common Stock under the Securities Act.

4.11.          Each Shareholder agrees to the imprinting, so long as is required, of a legend on any of the Purchaser’s Common Stock in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

4.12.          Each certificate representing the Purchaser’s Common Stock, if offered in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

4.13.          Shareholder understands and acknowledges that any misrepresentation of the foregoing shall result in Purchaser not being able to receive Purchaser’s Common Stock.

4.14.          reserved.

4.15.          No Finder’s Fee. No Shareholder has created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

4.16.          Disclosure.  The representations, warranties and acknowledgments of the Shareholder set forth herein are true, complete and accurate in all material respects and, to the knowledge of the Shareholder, do not omit any fact necessary to make such representations, warranties and acknowledgments of the Shareholder not misleading.

5.          REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as otherwise set forth in the disclosure schedule, attached hereto as Schedule 5 (the “Purchaser Disclosure Schedules”), Purchaser hereby make the following representations and warranties to MANUKA and to the Shareholders as of the date hereof, which shall continue to be in force as of the Closing Date (subject to applicable bring-downs).  It being understood and hereby agreed that the information set forth in each section and subsection of the disclosure schedule shall qualify (i) the representations or warranties made in the corresponding section or subsections of this Section 53, including by way of cross-reference, and (ii) any other representations and warranties set forth in this Section 5, if and to the extent that it is readily apparent on the face of such disclosure that it applies to such other representations and warranties.  The disclosure schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Agreement.

5.1.          Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted.  Purchaser is in good standing as a foreign entity in each jurisdiction in which the properties owned, leased or operated, or where the business is conducted by it requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on its business, taken as a whole, or consummation of the transactions contemplated hereby.

5.2.          Authority and Enforcement.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  Purchaser has taken all corporate action necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be affected by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

5.3.          No Conflicts or Defaults.  The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and shall not (a) contravene its certificate of incorporation or bylaws, or (b) with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any covenant, agreement, mortgage, indenture, lease, instrument, permit or license to which it is a party or by which it is bound, or any judgment, order or decree, or any Law, rule or regulation to which it is subject, (ii) result in the creation of, or give any Person the right to create, any Lien upon any assets or properties of Purchaser, (iii) terminate or give any Person the right to terminate, amend, abandon or refuse to perform, any material agreement, arrangement or commitment relating to which Purchaser is a Person, or (iv) result in a Material Adverse Effect.

5.4.          Consents and Approvals. The execution and delivery of this Agreement by Purchaser does not, and the performance of this Agreement by of Purchaser will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

5.5.          Share Capital and Interested Parties’ Transactions.  Purchaser’s authorized share capital is as specified in Schedule 5.5(a) of the Purchaser Disclosure Schedule.  Purchaser's issued and outstanding share capital on a Fully Diluted basis as of the Effective Date is as specified in Schedule 5.5(b). The members of the Purchaser’s board of directors immediately prior to Closing is as specified in Schedule 5.5(c) of the Purchaser Disclosure Schedule. The pro-forma capitalization table of the Purchaser at the Closing is attached as Schedule 5.5(d) of the Purchaser Disclosure Schedule.

5.6.          Actions Pending.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against it which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto.  There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against or involving Purchaser or any of its respective properties or assets except as set forth in Schedule 5.6 of the Purchaser Disclosure Schedule. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or Governmental Entity against Purchaser or affecting its assets.

5.7.          Listing on the Trading Market and Compliance with Securities Laws. To the knowledge of Purchaser, the Purchaser has timely filed all SEC Reports. To Purchaser’s knowledge, as of the respective dates they were filed (except if amended, updated or superseded by a filing made by the Purchaser with the SEC prior to the date of this Agreement, then on the date of such filing), the SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act.

5.8.          Liabilities, Debts and Obligations. Except as set forth in Schedule 5.65.8 of the Purchaser Disclosure Schedule, the Purchaser has no liabilities, debts or obligations, contingent (or based upon any contingency), fixed or otherwise, whether due or to become due that shall not have been paid or otherwise discharged prior to the Closing. The Purchaser is not a guarantor of any debt, liability or obligation of another, nor has the Purchaser given any indemnification, loan, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Purchaser.

5.9.          Disclosure.  The representations, warranties and acknowledgments of the Purchaser set forth herein are true, complete and accurate in all material respects and do not omit any fact necessary to make such representations, warranties and acknowledgments not misleading.

6.          COVENANTS; ADDITIONAL AGREEMENTS; CONDUCT BETWEEN SIGNING AND CLOSING.

6.1.          Conduct of Business Prior to the Closing. From the Effective Date until the Closing Date, or until the earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed), MANUKA shall (i) operate its business and conduct its affairs only in the usual and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent not inconsistent with such business, use reasonable commercial efforts to preserve substantially intact its business organization, maintain its rights and franchises, keep available the services of its officers and key employees and preserve its relationships with its customers and suppliers.  Except as specifically provided in this Agreement or otherwise consented to in writing by Purchaser (which consents shall not be unreasonably withheld) from the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, MANUKA shall not do any of the following: (a) make any distribution of dividends or any kind of profits; (b) change any of its operation areas; or (c) accept any liabilities, which are not in the usual and ordinary course in substantially the same manner as heretofore conducted. From the Effective Date until the Closing Date, or until the earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by MANUKA (which consent shall not be unreasonably withheld or delayed), the Purchaser shall (i) operate its business and conduct its affairs only in the usual and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent not inconsistent with such business, use reasonable commercial efforts to preserve substantially intact its business organization and maintain its rights.  Except as specifically provided in this Agreement or otherwise consented to in writing by MANUKA (which consents shall not be unreasonably withheld) from the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, the Purchaser shall not do any of the following: (a) make any distribution of dividends or any kind of profits; (b) change any of its operation areas; or (c) except as permitted in Section 5.5 of this Agreement, accept any liabilities, which are not in the usual and ordinary course in substantially the same manner as heretofore conducted.

6.2.          No Solicitation of Other Bids. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, no Shareholder shall transfer, sell, convey or otherwise allow the imposition of any Lien over such Shareholder’s respective shares of MANUKA.

6.3.          Notice of Certain Events.

(a)          From the date hereof until the Closing, MANUKA and the Shareholders shall promptly notify Purchaser in writing of:

i.          MANUKA shall promptly notify Purchaser in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, any representation or warranty made by MANUKA hereunder not being true and correct in all material respects, or (C) has resulted in the failure of any of the conditions set forth in Section 6.1 to be satisfied. Each Shareholder shall promptly notify Purchaser in writing of any fact, circumstance, event or action the existence, occurrence or taking of which has resulted in, any representation or warranty made by such Shareholder hereunder not being true and correct in all material respects;

ii.          MANUKA shall promptly notify Purchaser in writing of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

iii.          MANUKA shall promptly notify Purchaser in writing of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

iv.          MANUKA shall promptly notify Purchaser in writing of any Actions commenced or, to the knowledge of MANUKA, threatened against, relating to or involving or otherwise affecting MANUKA that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)          Purchaser's receipt of information pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by MANUKA or the Shareholders in this Agreement and shall not be deemed to amend or supplement the MANUKA Disclosure Schedules.

(c)          From the date hereof until the Closing, the Purchaser shall promptly notify MANUKA in writing of:

i.           any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, any representation or warranty made by the Purchaser hereunder not being true and correct in all material respects, or (C) has resulted in the failure of any of the conditions set forth in Section 6.1 to be satisfied;

ii.          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

iii.         any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

iv.        any Actions commenced or, to the knowledge of the Purchaser, threatened against, relating to or involving or otherwise affecting the Purchaser that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5 or that relates to the consummation of the transactions contemplated by this Agreement.

(d)          The receipt of information by either Party pursuant to this Section 6.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other Party in this Agreement and shall not be deemed to amend or supplement the MANUKA Disclosure Schedule or the Purchaser Disclosure Schedules.

6.4.          Confidentiality. From and after the Effective Date, each of the Parties (in this section "receiving party" or "disclosing party", as applicable) shall, and shall cause its Affiliates to, hold, and shall use its or their reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the disclosing party, except to the extent that the receiving party can show that such information (a) is generally available to and known by the public through no fault of receiving party, any of its or their Affiliates or their respective Representatives; or (b) is lawfully acquired by receiving party, any of its or their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If receiving party or any of its or their Affiliates or their respective Representatives is compelled to disclose any information by judicial or administrative process or by other requirements of Law, then the receiving party shall promptly notify the disclosing party in writing and shall disclose only that portion of such information which the receiving party is advised by its counsel in writing is legally required to be disclosed, provided that receiving party shall use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.5.          Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Section 7 hereof.

6.6.          Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any Party hereto without the prior approval of the Purchaser and MANUKA.  Neither MANUKA nor any Shareholder shall have any communications with any third party (other than its Representatives and third parties to obtain the consents and approvals required under this Agreement and applicable Law), regarding the subject matter of this Agreement or the transactions contemplated hereby, without the prior written consent of Purchaser and MANUKA. Notwithstanding anything to the contrary herein, each Shareholder shall be permitted to communicate with its professional advisors regarding the existence of this Agreement and all of its terms (including the name of Purchaser), provided in each case that such Persons shall have agreed in advance of such disclosure to be bound by confidentiality obligations no less restrictive than the terms of confidentiality to which the Shareholders are bound pursuant to this Agreement; and nothing in this Agreement shall be interpreted or construed to limit, or interfere in any way with, the right of MANUKA or its Representative to use or disclose any information, including confidential information, in a dispute with Purchaser in connection with this Agreement, including, without limitation, in connection with any claim in accordance with Section 9 below.

6.7.          Tax Ruling. Manuka has prepared and filed, prior to the signing of this Agreement, with the Israel Tax Authority an application for a ruling permitting any Shareholder to defer any applicable Israeli Tax, if applied, with respect to his portion of Purchaser's Offered Shares received pursuant to this Agreement by such Shareholder or such other date set forth in Section 103K of the Ordinance and/or any other tax relief available under the Ordinance, if applicable (the “Tax Ruling”). Purchaser shall cooperate with MANUKA, the Shareholders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable in order to obtain the Tax Ruling.

6.8.          Board of Directors. At the Closing, the Purchaser’s board of directors shall be comprised of one (1) member, who at the Closing shall be Mr. Shimon Citron (the “Appointed Member”). At the Closing, Mr. Israel Alfassi shall provide Purchaser with a resignation letter in the form satisfactory to Purchaser.

6.9.          Organizational Documents. No later than the Closing, Purchaser’s bylaws, in substantially the forms set forth in Schedule 6.9, and other charter documents shall have been amended by the Purchaser in order to reflect all transactions contemplated hereby and thereto.

6.10.          Common Stock. Purchaser shall reserve such number of shares of Purchaser’s Common Stock to enable the grant of equity as further described under Schedule 5.5.

6.11.          Anti-Dilution Rights.

(a)          The Parties agree that the ownership percentage in Purchaser immediately following the Closing, of Purchaser’s shareholders existing immediately prior to Closing, shall not be diluted by the first $500,000 of equity investments in Purchaser after the Closing Date.

(b)          For a period of twelve (12) months after the Closing Date, Purchaser shall not issue any securities below a pre-money valuation of $7 million.

6.12.          Payment of Existing Debt. MANUKA shall, no later than the Closing Date, pay off $85,000 of Purchaser’s existing debt as set forth in the list of expenses in Schedule 6.12 (the “Purchaser’s Existing Debt”). The existing shareholders of the Purchaser shall be responsible to pay off and extinguish the balance of Purchaser’s Existing Debt no later than the Closing Date. In the event that following the Closing Date the Purchaser shall be required to pay any debts and/or expenses (other than the payments that MANUKA is committed to pay as specified in Schedule 6.12)  that: (a) are specified in Schedule 6.12 (the "Outstanding Debts"); and/or (b) have accrued prior to the Closing Date and are not specified in Schedule 6.12 (the "Additional Debts"), then the Purchaser shall indemnify the Shareholders with respect to such Outstanding Debts (the "Outstanding Debts Indemnity") and/or Additional Debts (the "Additional Debts Indemnity") as specified in Section 9 below.

6.13.          MANUKA Financial Statements. MANUKA shall deliver the MANUKA Financial Statements to Purchaser no later than the Closing Date.

6.14.          Merger Costs. MANUKA shall be responsible for paying all costs and expenses associated with this Agreement and preapproved in writing by MANUKA, including without limitation, legal counsel’s and accountants’ and filing fees in connection with the preparation and filing by Purchaser of Form 8-K with the SEC and pre-ruling preparation and filing. Such payment of costs will not entitle MANUKA for any additional consideration under this Agreement, including any issuance of Purchaser’s equity.

6.15.          Reporting Company; Timely Filings. As of the Effective Date until the Closing Date, Purchaser shall remain a reporting company under the Exchange Act, cause its Common Stock to continue to be registered under Section 12(g) of the Exchange Act, and make all SEC filings required under the Exchange Act in a timely manner.

6.16.          Registration Rights. Within 90 days from the Closing, Purchaser shall file a resale registration statement on Form S-1 (the “Registration Statement”) to register the shares of any 5% shareholder of Purchaser immediately prior to the Closing, and shall use best efforts to have the Registration Statement declared effective within 90 days from the filing date. Purchaser shall maintain, and MANUKA shall cause Purchaser to maintain, effectiveness of the Registration Statement for a minimum period of one year from effectiveness. This Section shall be deemed as an obligation for the benefit of a third party (with respect to such shareholders entitled to the Registration Statement).

6.17.          103K Trustee. Shall it be required as a condition by the ITA to affect the Tax Ruling, Purchaser, MANUKA and the Shareholders shall, prior to the Closing, engage a trustee (the “103K Trustee”) under a separate trust agreement (the “Trust Agreement”), whom shall, as applicable, solely for the purposes of maintaining the applicable terms of the Tax Ruling, hold in trust (i) for the benefit of the Purchaser – all outstanding shares of MANUKA, (ii) for the benefit of Shareholders – all Offered Shares; with the foregoing being respectively released to the designated beneficiary pursuant to the terms of the Trust Agreement and the Tax Ruling. In the event of engagement with the 103K Trustee, the provisions of this Agreement, shall apply mutatis-mutandis, whereby, inter-alia, the Offered Shares shall be issued under the name of the 103K Trustee for the benefit of the Shareholders, and each share transfer deed shall be under the name of the 103K Trustee for the benefit of Purchaser.

7.          CLOSING CONDITIONS.

7.1.          Conditions Precedent to Purchaser’s Obligation to Close.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)          The representations and warranties of MANUKA set forth in Section 3 above and the representations and warranties of the Shareholders set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date with the same effect as though made at and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects);

(b)          Each of MANUKA and the Shareholders shall have performed and complied with all of its or their respective covenants hereunder in all material respects required to be performed and complied with by MANUKA or the Shareholders prior to or as of the Closing, including without limitations, those obligations under Section 6 which are required to take place prior to Closing;

(c)          No action, suit, or proceeding shall be pending before any Governmental Entity wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect the Shareholder's consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)          No event shall have occurred that results in a Material Adverse Effect;

(e)          Each of the Shareholders have secured the respective Tax Ruling;

(f)          MANUKA shall have delivered to Purchaser a certificate, dated as of the Closing Date, in the form and substance to be agreed upon between the Parties prior to Closing (the “MANUKA Closing Certificate”) stating that all of the conditions set forth in Sections 7.1(b) – (e) have been satisfied;

(g)          The Shareholders shall have delivered to Purchaser a duly executed share transfer deed in the form acceptable to Purchaser (the “Share Transfer Deeds”);

(h)          MANUKA shall have received all consents set forth in Schedule 3.6 of MANUKA Disclosure Schedules;

(i)          Purchaser has delivered to MANUKA the duly executed nomination letter of the Appointed Member, in the form as shall be agreed between MANUKA and Purchaser prior to the Closing and shall be attached hereto as Schedule 7.1(i);

(j)          MANUKA transferred to Purchaser $85,000 to pay off Purchaser’s Existing Debt; and

(k)          If a Shareholders is an accredited investor, an executed copy of the Accredited Investor Questionnaire in a form reasonably acceptable to the Purchaser.

7.2.          Conditions Precedent to MANUKA’s and Shareholders' Obligations to Close.  The obligation of MANUKA and the Shareholders to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions on or prior to the Closing Date:

(a)          The representations and warranties of the Purchaser set forth in Section 5 above shall have been true and correct as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date with the same effect as though made at and as of the date hereof (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date);

(b)          Purchaser and its shareholders shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date; including without limitations, those obligations under Section 6 which are required to take place prior to Closing;

(c)          No action, suit, or proceeding shall be pending or threatened before any court or quasi‑judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent or adversely affect Purchaser’s consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)          No material adverse change shall have taken place with respect to the Purchaser, and no event shall have occurred that results in a Material Adverse Effect;

(e)          Purchaser shall have delivered to the Shareholders a certificate, dated as of the Closing Date, in the form and substance to be agreed upon between the Parties prior to Closing (the “Purchaser's Closing Certificate”) to the effect that each of the conditions specified above in Sections 7.2(a) – (d) have been satisfied in all respects;

(f)          Purchaser has delivered to MANUKA the duly executed nomination letter of the Appointed Member, in the form as shall be agreed between MANUKA and Purchaser prior to the Closing and shall be attached hereto as Schedule 7.2(f);

(g)          Purchaser shall have duly executed and delivered to the Appointed Member an indemnification agreement in the form as shall be agreed between MANUKA and Purchaser prior to the Closing and shall be attached hereto as Schedule 7.2(f) (the “Director Indemnification Agreement”);

(h)          All of Purchaser’s Existing Debt has been paid by the existing shareholders of the Purchaser;

(i)          Purchaser is a reporting company under the Exchange Act at the time of Closing; and

(j)          The Parties shall have received the Tax Ruling from the ITA.

8.          DOCUMENTS TO BE DELIVERED AT CLOSING AND POST CLOSING.

8.1.          Documents to be Delivered by MANUKA.  At Closing, MANUKA shall deliver to Purchaser the following:

(a)          certificate(s) evidencing the Ordinary Shares owned by the Shareholders or a declaration of lost share certificate, and instruments of transfer duly executed;

(b)          the MANUKA Closing Certificate as required by Section 7.1(f);

(c)          a unanimous written consent of the board of directors of MANUKA, approving, inter alia, this Agreement and the transactions herein contemplated, and which includes an explicit statement that the transactions herein contemplated are intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and also an exempt transaction pursuant to Section 103K of the Israeli Tax Ordinance and subject to the ITA approval under the Tax Ruling; and

(d)          the Share Transfer Deeds duly executed by each Shareholder, reflecting all Ordinary Shares of Company held by such Shareholder.

(e)          Any outstanding options of Manuka shall have been fully accelerated and exercised by their respective holders in accordance with their respective terms of grant.

8.2.          Documents to be delivered by Purchaser.  At Closing, Purchaser shall deliver to the Shareholders the following:

(a)          the certificates or book entry representing the Offered Shares pursuant to Exhibit A hereto;

(b)          the Director Indemnification Agreement duly executed by Purchaser;

(c)          a unanimous written consents of the board of directors of Purchaser, approving, inter alia, this Agreement and the transactions herein contemplated, and which includes an explicit statement that the transactions herein contemplated are intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a)(2)(E) of the Code;

(d)          duly executed minutes or consents of Purchaser’s shareholders, approving, inter-alia, this Agreement and the transactions herein contemplated, which have been duly approved and ratified (as applicable), affecting the increase of the authorized share capital of Purchaser;

(e)          a duly filed Certificate of Merger filed with the Secretary of State of the State of Delaware, if so required; and

(f)          such other customary instruments or other documents, in form and substance satisfactory to Purchaser, as may be required to give effect to this Agreement.

9.          SURVIVAL AND INDEMNIFICATION.

9.1.          Survival of Representations and Warranties. Except for the MANUKA Special Representations, which shall survive without limitation, the representations and warranties of MANUKA and the Shareholders contained in this Agreement shall survive until the Closing Date; provided, however, that, in the event of the fraudulent or willful breach of any representation or warranty of MANUKA or the Shareholders contained in this Agreement, such representation or warranty shall survive without limitation.

9.2.          Survival of Representations and Warranties. Except for the Purchaser Special Representations, which shall survive until the lapse of twenty four (24) months of the Closing, the representations and warranties of the Purchaser contained in this Agreement shall survive until the Closing Date; provided, however, that, in the event of the fraudulent or willful breach of any representation or warranty of the Purchaser contained in this Agreement, such representation or warranty shall survive without limitation.

9.3.          Indemnifiable Losses. The Purchaser (“Indemnitor”) shall indemnify the Selling Shareholders  (each, an “Indemnitee”) against, and hold each Indemnitee harmless from all claims, actions, suits, settlements, damages, expenses (including, reasonable legal costs and expenses), losses, or costs sustained or incurred by such Indemnitees (collectively, “Losses”) resulting from, or arising out of, fraud, willful misrepresentations or breach of any the Indemnitor's representations, warranties or covenants made in this Agreement and/or with respect to the Additional Debts and/or Outstanding Debts as specified in Section 6.12 above (which Additional Debts and/or Outstanding Debts shall be deemed as "Losses" for the purposes of this Section 9), subject to the limitations in this Section 9.

9.4.          Limitations. The Indemnitee's right for indemnification hereunder is subject to the following conditions and limitations, notwithstanding anything to the contrary in this Agreement, but in to any other limitation or condition contained herein:

(a)          The Indemnitor's liability shall be limited to direct damages only of the Indemnitees.

(b)          The Indemnitor's liability shall be limited with respect to the value of the Manuka shares transferred and sold under this Agreement to Purchaser, on the Effective Date, as herein determined, and if not determined – as shall be determined pursuant to section 409A U.S. Internal Revenue Code appraisal.

9.5.          Claims Notice; Third Party Claims. In the event that an Indemnitee wishes to assert a claim for indemnification hereunder it shall give the Indemnitor a prompt written notice thereof (a “Claims Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based and thereafter keep the Indemnitor informed, in all material respects, with respect thereto. In the event that such Claims Notice results from a third-party claim against the Indemnitee, such Indemnitee shall promptly upon becoming aware of the commencement of proceedings by such third party provide the Indemnitor with the Claims Notice and the Indemnitor shall have the right to assume the defense thereof (at Indemnitor's expense) with counsel mutually satisfactory to the parties. Failure of the Indemnitees to give prompt notice or to keep it informed, as provided herein, shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced by such failure. The Indemnitor shall not be liable nor shall it be required to indemnify or hold harmless the Indemnitee in connection with any settlement effected without its consent in writing, which shall not be unreasonably withheld or delayed.

9.6.          Sole Remedy. The indemnification provided by the Indemnitor hereunder and the enforcement of such indemnification shall be the exclusive remedy available to the Indemnitees under this Agreement against Indemnitor and/or anyone on its behalf (including any officers, employees, directors and/or shareholders).

9.7.          Limitation on Purchaser Indemnification. Notwithstanding anything to the contrary herein, except in case of fraud or willful misrepresentation by the Purchaser, indemnification shall be subject to the following limitations and conditions, in addition to the other limitations in this Section Error! Reference source not found.:

(a)          The Purchaser’s indemnification obligations set forth in this Section 9 shall be limited to total number of shares of Purchaser determined under subsection (b) below.

(b)          The Purchaser shall indemnify each of the Indemnitees by issuing to the Indemnitees (on a pro rata basis among the Indemnitees entitled to such Losses) such number of Purchaser’s shares of common stock as is determined by dividing the amount of Losses by the Fair Market Value (as defined and to be determined as set forth below); provided, that in no event shall the value of all indemnification claims hereunder in the aggregate shall exceed US$7,000,000.

(c)          In connection with the indemnification provisions under this Section 9, the “Fair Market Value” of one share of common stock of Purchaser at the time of payment shall be calculated based on the Purchaser total valuation of US$7,000,000. Notwithstanding, with respect to the Additional Debts Indemnity, the “Fair Market Value” of one share of common stock of Purchaser at the time of payment shall be calculated based on the Purchaser total valuation of US$3,500,000.

10.          TERMINATION.

10.1.          Termination prior to Closing. Except as otherwise provided in this Agreement, the Agreement may be terminated at any time prior to the Closing:

(a)          by the unanimous written consent of MANUKA, the Shareholders and Purchaser; or

(b)          If there shall be any Law that is in effect (for so long as it is in effect) that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(c)          In the event that the Closing Conditions are not fulfilled by the Drop Dead Date, and unless otherwise agreed between the Purchaser and the Company, the Agreement shall terminate on the Drop Dead Date.

10.2.          Effect of Termination.

(a)          In the event of the termination of this Agreement, or its expiration upon the Drop Dead Date, in accordance with this Section 10, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto and their respective officers, directors or shareholders, except that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof by such Party that occurred prior to such termination.

(b)          The provisions of Section 6.4 (Confidentiality), Section 6.6 (Press Releases and Communications), this Section 10 and Section 11 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 10.

11.          MISCELLANEOUS.

11.1.          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.1):

If to MANUKA:	________

with a copy to:	Izardel, Shapira & Co. 24 Raul Wallenberg St., Building B, fourth floor Tel-Aviv 6971922, Israel Fax: 03-5098085 Email: yaniv@isac-law.com Attn: Advocate Yaniv Izardel

If to the Shareholders:	________

with a copy to:	Izardel, Shapira & Co. 24 Raul Wallenberg St., Building B, fourth floor Tel-Aviv 6971922, Israel Fax: 03-5098085 Email: yaniv@isac-law.com Attn: Advocate Yaniv Izardel

If to Purchaser:	________

with a copy to:	Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 Attention: Oded Har-Even E-mail: ohareven@sullivanlaw.com

11.2.          Interpretation. Al Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.3.          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.4.          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 10, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.5.          Entire Agreement. This Agreement including all exhibits and schedules thereto, and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, and the Exhibits, the statements in the body of this Agreement will control.

11.6.          Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

11.7.          No Third-party Beneficiaries. Except as specifically set forth or referred to herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8.          Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each of the Company, the Purchaser and the Shareholders. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.9.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.10.         Jurisdiction and Governing Law.  This Agreement shall be governed and construed under and in accordance with the laws of the State of Delaware. The competent courts of the State of Delaware, shall have exclusive jurisdiction thereto.

[signature page follows]

IN WITNESS THEREOF:

Artemis Therapeutics, Inc.

By:	/s/ Chanan Morris
Name:	Chanan Morris
Title:	CFP
MANUKA LTD.

By:	/s/ Manuka Ltd.
Name:	______________
Title:	______________

Shareholders

/s/ Shimon Citron
SHIMON CITRON
(please check one box)
___  U.S. Accredited Investor
X     Non U.S. Person as defined under Regulation S

/s/ Sigal Citron
SIGAL CITRON
(please check one box)
___  U.S. Accredited Investor
X     Non U.S. Person as defined under Regulation S

/s/ Adler Chomski Marketing Communication Ltd
ADLER CHOMSKI MARKETING COMMUNICATION LTD
(please check one box)
___  U.S. Accredited Investor
X     Non U.S. Person as defined under Regulation S

/s/ Eyal Chomsky Holdings Ltd
EYAL CHOMSKY HOLDINGS LTD
(please check one box)
___  U.S. Accredited Investor
X     Non U.S. Person as defined under Regulation S

/s/ Harmony (H.A.) Investments Ltd
HARMONY (H.A.) INVESTMENTS LTD
(please check one box)
___  U.S. Accredited Investor
X     Non U.S. Person as defined under Regulation S